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                     June 3, 2024

       Mihir Shah
       Chief Financial Officer
       Oncology Institute, Inc.
       18000 Studebaker Road, Suite 800
       Cerritos , California 90703

                                                        Re: Oncology Institute,
Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2023
                                                            Filed March 28,
2024
                                                            File No. 001-39248

       Dear Mihir Shah:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services